UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2015

FORTRESS BIOTECH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35366	20-5157386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Columbus Circle, 15th Floor, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 652-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 29, 2015, Fortress Biotech, Inc. (the “Company”) and NSC BIOTECH VENTURE FUND I LLC (the “Investor”) agreed to amend and restate the terms of the Company’s $10.0 million Promissory Note dated February 27, 2015 (the “Original Note”). The Amended and Restated Promissory Note (the “Amended Note”) provides that at any time one of the Company’s’ development subsidiaries (a “SubCo”) receives from the Company any proceeds from the Original Note (the “SubCo Share of Note Proceeds”), the Company may, in its sole discretion, cause SubCo to issue to the Investor a new promissory note (the “SubCo Note”) on identical terms as the Amended Note (giving effect to the passage of time with respect to maturity). The SubCo Note will equal the dollar amount of the SubCo Share of Note Proceeds and reduce the Company’s obligations under the Amended Note by such amount. The SubCo Note will be guaranteed by the Company until SubCo either completes an initial public offering of SubCo’s securities or raises sufficient equity capital so that SubCo has cash equal to five times the SubCo Share of Note Proceeds.

Prior to the Amended Note, if SubCo either completed an initial public offering of SubCo’s securities or raised sufficient equity capital so that SubCo had cash equal to five times the SubCo Share of Note Proceeds, then the Company had to cause SubCo to issue to the Investor a SubCo Note on identical terms as the Original Note, which would reduce the Company’s obligations under the Original Note by the amount of the SubCo Note. The Original Note contained no Company guarantee.

The other terms of the Original Promissory Note remain unchanged, and were reported in the Company’s Current Report on Form 8-K filed on March 5, 2015.

The above description of the Amended Note is qualified in its entirety by reference to the full and complete terms of the Amended Note, which is filed as Exhibit 10.71 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.71	Amended and Restated Promissory Note issued by Coronado Biosciences, Inc. to NSC BIOTECH VENTURE FUND I LLC dated February 27, 2015, amended as of July 29, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FORTRESS BIOTECH, INC.

Date: August 4, 2015
/s/ Lindsay A. Rosenwald
	Name:	Lindsay A. Rosenwald, M.D.
	Title:	Chairman of the Board of Directors, President and Chief Executive Officer